                                                                    EXHIBIT 5.1

                               September 13, 1996

Aames Financial Corporation
3731 Wilshire Boulevard
Los Angeles, California 90010

Ladies and Gentlemen:

         At your request, the undersigned, Barbara S. Polsky, Esq. Senior Vice President and General Counsel of Aames Financial Corporation, a Delaware corporation (the "Company"), has examined the Registration Statement on Form S-8 (the "Registration Statement"), to which this letter is attached as Exhibit 5.1, filed by the Company in order to register under the Securities Act of 1933, as amended, up to 1,050,000 shares of Common Stock, par value $.001 per share, of the Company (the "Shares") for issuance under the Company's 1995 Stock Incentive Plan (the "Plan").

         I have examined the Certificate of Incorporation of the Company, its Bylaws, the Plan and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

         Based on the foregoing and subject to compliance with applicable state securities and "Blue Sky" laws, I am of the opinion that the Shares have been duly authorized and upon issuance pursuant to the Plan the Shares will be validly issued, fully paid and non-assessable.

         I consent to the use of this opinion as an Exhibit to the Registration Statement and to use of my name in the Prospectus constituting a part thereof.

                                        Respectfully submitted,


                                        /s/ Barbara S. Polsky

                                        Barbara S. Polsky, Esq.
                                        Senior Vice President
                                        and General Counsel
                                        Aames Financial Corporation